TEAMING AGREEMENT
             Between Loral Librascope Corporation
                            and
              Northstar Technical, Incorporated


1.0 PURPOSE
1.1 This Agreement, effective as of 15 November 1995 is betweenLoral Librascope Corporation (hereinafter "Loral") andNorthstar Technical Incorporated (hereinafter "you" or "your")and defines the parties' respective responsibilities relative to the Canadian submarine
Capability Life Extension Program, proposal 5F-9025-W, (hereinafter "Program") . The obligations and commitments arising hereunder shall apply only to such units and Program and not to any other sector, group, division, subsidiary or affiliate of the parties, or any other program or opportunity respectively.

2.0 INTENT TO TEAM

2.1 Loral intends to prepare and submit a proposal for the Program prime contract. subject to your agreement as provided herein,and to receiving an acceptable cost and technical proposal,Loral intends to name your company as the proposed subcontractor for the Program for the following specific tasks: assemble and test ten multi-function workstations. Four command display consoles will be added if acceptance issues are resolved. Your company will also be strongly considered for the fabrication of cabinets for these workstations.

2.2 Loral agrees to recognize your contribution in the proposal and, if awarded a prime contract resulting from this proposal,will award a subcontract to your company for the specific areas of responsibility set forth in paragraph
2.1 to the extent they are included in Lorat's prime contract, provided:
a) your cumulative performance under this Agreement has been satisfactory; b) the award of such subcontract will be acceptable to the customer; and c) we successfully negotiate mutually acceptable terms and conditions, including competitive prices, and other provisions required by law or regulations as well as terms or conditions consistent with the. prime contract which Loral deems necessary for efficient contract administration and/or prime contract compliance.

3.0 PROPOSAL PREPARATION

3.1 This proposal is being prepared at Loral's facility located at 811 Sonora Ave., Glendale, California 91201.
Mr. L. F. Fox is acting as our Proposal Manager for this program and Interface Representative for this Agreement.
The parties will work cooperatively and exert all reasonable efforts to produce a proposal which will cause the selection of Loral as the Prime contractor for the Program and the acceptance of your company as the subcontractor for the work identified in paragraph 2.1

You agree to supply in a timely fashion necessary liaison effort (if required) to draft and write that portion of the proposal within your specific area of responsibility and to furnish Loral with all information necessary for the submittal of the most responsible proposal practicable. It is anticipated that all effort as described above will be made available to Loral no later than December 21, 1995. In addition to performing the specific proposal activity associated with your anticipated work scope, you agree to perform the following activities or provide the following resources in support of the overall proposal effort: support liaison with Provincial companies and Governmental agencies.

3.2 Loral shall have the overall responsibility for final preparation and submittal of this proposal and shall be designated in the proposal as prime contractor and Northstar
Technical as subcontractor.

4.0 ALLOCATION OF COSTS

4.1 Each party will perform all responsibilities under this Agreement at no cost to the other.

5.0 CONFIDENTIAL OBLIGATIONS

5.1 It is understood that during the course of this agreement, it will not be necessary for either party to disclose any company confidential proprietary information to the other - OR - During the term of this agreement, it may be necessary foreither party to provide confidential information to the other.In such event, the disclosure and use of all confidential proprietary information shall be in accordance with a Confidential Disclosure Agreement.

5.2 Northstar Technical agrees not to use any confidential proprietary information, product or data of any third party in performance of this Agreement without the prior written consent of the third party.

Such written consent shall be provided to Loral immediately upon receipt from such third party.

6.0 TERM OF AGREEMENT

6.1 This agreement shall remain in effect until the first of the following shall occur:

a) Loral awards a subcontract to you pursuant to this Agreement or the parties are unable to agree to acceptable terms and conditions, including competitive price.

b) Twelve months from the date of agreement.

c) Award of a prime contract for this program to an organization other than Loral (unless Loral initiates a protest of such award, then until such protest is finally decided against Loral).

d) Cancellation of the requirement by the customer.

e) Disapproval by the customer of the award of a subcontract to you.
f) The elimination or substantial reduction by the Government of the subcontract work to be performed by Northstar Technical.

g) Written notice by Loral that it will not submit a proposal for the program.

7.0. FREEDOM TO MARKET AND EXCLUSIONS

7.1 Except as limited by paragraph 7.2., it is understood that neither party shall be precluded from its normal marketing efforts in connection with the sale of its products and/or services, including sales efforts to organizations submitting proposals competitive to that contemplated by this agreement.

7.2 Both Northstar Technical and Loral will be expending effort at their own expense with a view toward developing the best approach to the opportunity. In recognition thereof, except as limited by any Confidential Disclosure Agreement, both parties agree that the joint work product resulting from our combined efforts which is unique to the proposal contemplated by this Agreement will not knowingly be disclosed to anyone competing for this same program until such time as the award has been made, the opportunity is canceled or withdrawn, or this Teaming Agreement is no longer in effect.

7.3 Each party shall act as an independent contractor.
No agency, partnership, joint venture or other joint relationship is created by this agreement or any reference to the parties operating as a "team" or as "team members".
Neither party shall be liable to the other for any costs, expenses, risks or liabilities, including special, consequential, or incidental damages, arising out of the other company's efforts in connection with this agreement or the preparation and submission of any proposal for the Program.

8.0 INTELLECTUAL PROPERTY

8.1 The parties agree that during the course of the work called for by this Agreement, inventions shall be subject to the following understanding:

a) Each invention, discovery, process, or improvement, whether patentable or not, (hereinafter referred to as "Invention") conceived or first actually reduced to practice, by one or more employees of one of the parties hereto and resulting directly from the exchange of information during the course of this Agreement, relative to work performed in carrying out effort contemplated by the Agreement, shall be the sole property of the party whose employee(s) made or conceived the Invention and shall be identified to the other party; provided however, that the other party hereto is hereby granted a non-exclusive irrevocable, nontransferable paid-up license throughout the world under such inventions; said license includes the right to make, have made, use, have used, any Product and/or practice and have practiced any Method. All licenses granted shall include the right of a grantee to grant sublicenses to its parent corporation or subsidiaries with such sublicenses including the right of sublicensed parent or subsidiaries correspondingly to sublicense other subsidiaries.

b) Any Invention conceived or first actually reduced to practice jointly by employees of both parties hereto, and resulting from the exchange of information during the course of this Agreement relative to work performed in carrying out the effort contemplated by this Agreement, shall be jointly owned by both parties hereto without accounting. Patent applications covering such joint inventions shall be filed by attorneys mutually acceptable to both parties hereto and the costs therefore shall be equally shared.

c) Nothing herein is intended nor implied to affect the rights of the parties with respect to pre-existing patents or patent applications respectively held or made by the parties. Further, except as specifically provided in Subsection 8.1(a) and 8.1(b), nothing contained in this Agreement shall: 1) be deemed to grant either directly or by implication, estoppel, or otherwise, any license under any other patents or patent applications arising out of any other Inventions of either party; or
2) be construed as affecting the scope of any license or other right otherwise granted to a party under any other patent or patent application.

8.2 The parties do not contemplate that any joint development of code, modification of the other party's code, or the creation of other copyrightable work of significant commercial value will occur under this Teaming Agreement; however, any copyrightable works which are developed jointly by employees of both parties during the term of, and pursuant to, this Agreement shall be jointly owned, with each party having the right, subject to any applicable limitations on the disclosure of bid or other confidential information to freely use such joint works and derivatives thereof and to license others without accounting.

9.0 RIGHT OF WITHDRAWAL

9.1 If, during this relationship, there is a significant change in the requirement being addressed by the parties such that one or both no longer have the capability to satisfactorily address such requirements, either party may withdraw from this agreement by advising the other party in writing not less thanten (10) days prior to date of withdrawal.

9.2 If, during this relationship, there is a significant change in the ability of Northstar Technical to satisfactorily address the specific areas of responsibility set forth in Section 2.1,e.g., including but not limited to:debarment or the filing of a petition or bankruptcy or reorganization under the bankruptcy laws;
the loss of strategically valuable employees and failure to provide replacement employees of comparable expertise within a reasonable time; the loss or material degradation of corporate capabilities which are essential to the program requirements; a violation of State or Federal laws or regulations and such violation in the reasonable judgment of Loral will adversely impact the likelihood of a prime contract award to Loral; conduct by the principal officers of Northstar Technical evincing moral turpitude; or, any other action which jeopardizes the likelihood of a prime contract to Loral, Loral may withdraw from this Agreement by advising Northstar Technical in writing not less than ten (10) days prior to the date of withdrawal.

9.3 In the event of any withdrawal, both parties are bound to honor the provisions of paragraph 5.0 covering confidential proprietary information.

10.0 TERMINATION FOR DEFAULT

10.1 This Agreement may be terminated for default by either party(hereinafter "the terminating party) in the event of the other party's material breach of any obligation, warranty or representation specified under this Agreement which is not

a) it is capable pf performing all of its obligations under Program any work contemplatedEhereby without assistance from the other party hereto or any third party except as may be provided for herein or in the subcontract);

b) it is not subject to any restriction, contractual or otherwise (except as provided herein), which limits in any manner its ability to perform any of its obligations under this Agreement or any subcontract arising out of this Agreement, including but not limited to any agreement, covenant, duty or understanding regarding any proprietary information, product, or data of any third party to which it is a party or by the terms of which it may be bound; and

c) it is a responsible contractor and has not been debarred or suspended from Government contracting by any agency of the United States Government or Canadian Government.

20.0 SIGNED AGREEMENT

If the foregoing meets with your approval, please indicate your acceptance by having an authorized representative of your company sign one copy of this agreement in the space provided and return it to the above address.

   ACCEPTED:

Northstar Technical Corporation
By:/s/ Wislon Russell
Title: Chairman and CEO
Date: 11/25/95

Loral Librascope Corporation
By: /s/ Edward J. Arnold
Title:President
Date: 11/22/95